Exhibit 16

September 4, 2014

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Altair Nanotechnologies Inc. dated September 4, 2014 and are in agreement with those statements.

/s/ Crowe Horwath LLP

Sacramento, California

cc:	Mr. Frank Zhao Audit Committee Chairman Altair Nanotechnologies Inc.